Exhibit 99.23

PLEDGE AND SECURITY AGREEMENT

PLEDGE AND SECURITY AGREEMENT (as the same may be amended, modified or supplemented from time to time hereto, this “Agreement”) dated as of November 12, 2008 between PETERSEN ENERGÍA INVERSORA, S.A.U., a sociedad anónima duly organized and validly existing under the laws of the Kingdom of Spain (“Spain”)(the “Borrower” or “Pledgor”), REPSOL YPF, S.A., a sociedad anónima duly organized and validly existing under the laws of the Kingdom of Spain (the “Guarantor”), and THE BANK OF NEW YORK MELLON, as collateral agent for the Guarantor (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

WHEREAS, the Borrower and Banco Santander, S.A., a sociedad anónima duly organized and validly existing under the laws of Spain (the “Financing Entity”), are parties to a Credit Facility Agreement dated as of June 6, 2008 (as from time to time amended, the “Credit Agreement”) pursuant to which the Financing Entity agreed to finance the acquisition by the Borrower of (i) 0.1% of the outstanding capital stock of YPF Sociedad Anónima, a sociedad anónima organized under the laws of the Republic of Argentina (“Argentina”)(“YPF” or the “Company”), pursuant to an option granted by the Guarantor (the “First Option”)(the “First Option Acquisition”), (ii) the (x) Class A Shares, Class B Shares, Class C Shares and Class D Shares of YPF (collectively, the “Shares”) and (y) ADSs (each representing one Class D Share of YPF)(together with the Shares, the “Securities”) tendered in the tender offer launched by the Borrower in the United States on September 11, 2008 and which expired on October 20, 2008 (the “U.S. Offer”)(the “U.S. Offer Acquisition”) and (iii) the Shares tendered in the tender offer launched by the Borrower in Argentina on September 11, 2008 and which expired on October 20, 2008 (the “Argentine Offer”)(the “Argentine Offer Acquisition”, and collectively with the First Option Acquisition and the U.S. Offer Acquisition, the “Acquisitions”), evidenced by ADSs upon deposit of such Shares with the Custodian (as defined in the Deposit Agreement) on November 10, 2008.

WHEREAS, the Borrower, the Guarantor, and the Financing Entity are parties to a Guaranty Agreement dated as of June 6, 2008 (as from time to time amended, the “Guaranty Agreement”); and

WHEREAS, to induce the Financing Entity to enter into the Credit Agreement, the Guarantor undertook to guaranty, on demand and on a joint and several basis, the satisfaction of the obligations of the Borrower under the Credit Agreement.

WHEREAS, to induce the Guarantor to enter into the Guaranty Agreement, the Borrower undertook to grant the Guarantor a security interest in the Collateral (as hereinafter defined) as security for the Secured Obligations (as hereinafter defined), all as provided herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.      Definitions, Etc.

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1.01       Terms Generally. Terms used herein and not otherwise defined herein are used herein as defined in the Guaranty Agreement.

1.02       Certain Uniform Commercial Code Terms. As used herein, the terms “General Intangible”, “Investment Property” and “Proceeds” have the respective meanings set forth in Article 9 of the NYUCC, and the term “Financial Asset” has the respective meaning set forth in Article 8 of the NYUCC.

1.02       Additional Definitions. In addition, as used herein:

“Additional Shares and Rights” means, (a) any shares or securities that the Borrower is entitled to receive or that are payable to it under or in connection with the Collateral, as a result of any exchange, stock-split, revaluations, merger, consolidation, spin-off, and/or replacement of, or exchange for, the Pledged Shares for any other reason or circumstance; and (b) any securities delivered as a result of any reimbursement, redemption, amortization and/or reduction of capital stock (either in whole or in part), liquidation, or dissolution of the Company to the extent related to the Collateral. For the avoidance of doubt, it is hereby agreed that for purpose of this definition any Additional Shares and Rights shall automatically be deemed a “Pledged Share.”

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means the Collateral Agent and any other agent for the Guarantor appointed by the Guarantor (with the consent of the Borrower).

“American Depositary Shares” or “ADSs” means American Depositary Shares each representing one Class D Share of YPF and represented by American Depositary Receipts issued pursuant to the Deposit Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York; Madrid, Spain; or Buenos Aires, Argentina are authorized or required by law to remain closed.

“Collateral” has the meaning assigned to such term in Section 3.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corporate Trust Office” shall mean, with respect to the Collateral Agent, its principal corporate trust office at 101 Barclay Street, 4-East, New York, New York, 10286 Attn: Global Trust Services, (FAX No. (212) 815-5802 or 5803) or such other office as the Collateral Agent may inform the other parties hereof from time to time.

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“Deposit Agreement” means the Deposit Agreement dated as of July 1, 1993 among the Company, the Depositary and the owners of American Depositary Receipts issued thereunder.

“Depositary” means The Bank of New York Mellon, formerly known as The Bank of New York, as Depositary under the Deposit Agreement.

“Equity Interests” means shares of capital stock of a corporation, limited liability company interests, partnership interests and other ownership or equity interests of any class in any Person and any right to receive any of the foregoing.

“Event of Default” means any Supuesto de Vencimiento Anticipado as defined in the Credit Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loans” means any and all loans made by the Financing Entity to the Borrower pursuant to the Credit Agreement and guaranteed by the Guarantor pursuant to the Guaranty Agreement.

“Loan Documents” means, collectively, the Credit Agreement, the Guaranty Agreement, this Agreement and each other agreement delivered by the Borrower to the Financing Entity, the Collateral Agent or the Guarantor in connection with any of the foregoing.

“NYUCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Pledged Shares” means (a) 1,356,010 ADSs acquired by the Borrower pursuant to the U.S. Offer Acquisition and represented by certificate number BNY-14807 issued by the Depositary, (b) 460,869 ADSs evidencing 460,869 Shares initially acquired by the Borrower pursuant to the Argentine Offer Acquisition and represented by certificate number BNY-14805 issued by the Depositary, and (c) 393,313 ADSs acquired by the Borrower pursuant to the First Option Acquisition and represented by certificate number BNY-14806 issued by the Depositary.

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“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Secured Parties” means, collectively, the Guarantor, the Collateral Agent, any other Agents appointed in accordance with this Agreement and, in each case, their respective successors and assigns.

“Secured Obligations” means, all obligations of the Borrower under the Guaranty Agreement to reimburse the Guarantor any amounts paid thereunder by the Guarantor to the Financing Entity including all obligations of the Borrower under the Credit Agreement or applicable law arising as a result of any payments made by the Guarantor pursuant to the Guaranty Agreement, in each case, including, but not limited to, principal of and interest on the Loans and all fees, indemnification payments, expenses and other amounts whatsoever, whether direct or indirect, absolute or contingent, now or hereafter from time to time paid by the Guarantor to the Financing Entity including all interest thereon and expenses related thereto, including any interest or expenses accruing or arising after the commencement of any case with respect to the Borrower under any bankruptcy or insolvency law (whether or not such interest or expenses are allowed or allowable as a claim in whole or in part in such case).

Section 2.         Representations and Warranties. The Borrower represents and warrants to the Collateral Agent for the benefit of the Secured Parties that:

2.01       Title. The Borrower is the sole beneficial and legal owner of the Collateral in which it purports to grant a security interest pursuant to Section 3 and no Lien exists upon the Collateral (and no right or option to acquire the same exists in favor of any other Person) other than the security interest created or provided for herein, which security interest constitutes a valid first and prior perfected Lien on the Collateral.

2.02       Names, Etc. The full and correct legal name, type of organization, jurisdiction of organization, organizational ID number (if applicable) and mailing address of the Borrower as of the date hereof are correctly set forth in Annex 1. Annex 1 correctly specifies (a) the place of business of the Borrower or, if the Borrower has more than one place of business, the location of the chief executive office of the Borrower, and (b) each location where any financing statement naming the Borrower as debtor is currently on file.

2.03       Changes in Circumstances. The Borrower has not (a) within the period of four months prior to the date hereof, changed its location (as defined in Section 9-307 of the NYUCC), or (b) except as specified in Annex 1, heretofore changed its name, or (c) heretofore become a “new debtor” (as defined in Section 9-102(a)(56) of the NYUCC) with respect to a currently effective security agreement previously entered into by any other Person.

2.04       Pledged Shares. Annex 2 correctly identifies, as at the date hereof, the ADSs owned by the Pledgor pursuant to the Acquisitions, and such ADSs represent all of the Securities acquired by the Pledgor pursuant to the Acquisitions. The Pledged Shares owned by

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the Pledgor are, and all other Pledged Shares in which the Pledgor shall hereafter grant a security interest pursuant to Section 3 will be, (i) duly authorized, validly existing, fully paid and non-assessable (in the case of any Equity Interests issued by a corporation) and (ii) duly issued and outstanding (in the case of any Equity Interest in any other entity), and none of the Pledged Shares is or will be subject to any contractual restriction, or any restriction under the charter, by-laws, partnership agreement or other organizational instrument of the Company, upon the transfer of such Pledged Shares (except for any such restriction contained herein, in the Loan Documents, in the Deposit Agreement, under the charter or the by-laws of the Company or any other organizational instrument of the Company, or under the shareholders agreement among Repsol, certain its Affiliates, Petersen Energía, S.A. dated February 21, 2008). Pledgor has the right and requisite authority to pledge, assign, transfer, deliver, deposit and set over the Pledged Shares pledged by Pledgor to the Collateral Agent for the benefit of the Secured Parties as provided herein.

Section 3.           Collateral. This Agreement secures, and the Collateral is security for, the Secured Obligations. As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, the Borrower hereby pledges to the Collateral Agent, and grants to the Collateral Agent for the benefit of the Secured Parties as hereinafter provided, a first priority security interest in all of the Borrower’s right, title and interest in, to and under the following property, in each case whether tangible or intangible, wherever located, and whether now owned by the Borrower or hereafter acquired and whether now existing or hereafter coming into existence (all of the property described in this Section 3 being collectively referred to herein as “Collateral”):

(a)       the Pledged Shares and the certificates representing the Pledged Shares;

(b)       all securities resulting from a split-up, revision, reclassification or other like change of the Pledged Shares or otherwise received in exchange therefore;

(c)       all Additional Shares and Rights; and

(d)       all Proceeds of any of the Collateral, and substitutions and replacements for, any of the Collateral, including all offspring, rents, profits and products of any of the Collateral but excluding any cash dividends, in kind dividends, stock dividends, income or revenue of the Collateral.

Section 4.           Further Assurances; Remedies. In furtherance of the grant of the security interest pursuant to Section 3, the Borrower agrees with the Collateral Agent for the benefit of the Secured Parties as follows:

4.01       Delivery and Other Perfection. The Borrower shall promptly from time to time give, execute, deliver, file, record, authorize or obtain all such financing statements, continuation statements, notices, instruments, documents, agreements or consents or other papers and do such other acts and things as may be reasonably required by applicable law or by the Guarantor or the Collateral Agent to create, preserve, perfect, maintain the perfection of or validate the security interest granted pursuant hereto, to enable the Collateral Agent to exercise

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and enforce its rights hereunder with respect to such security interest or to otherwise fully effect the purposes of this Agreement, and without limiting the foregoing, shall:

(a)          if any of the Pledged Shares, Investment Property or Financial Assets constituting part of the Collateral are received by the Borrower, forthwith deliver to the Collateral Agent any certificates or instruments representing or evidencing the same, duly endorsed in blank or accompanied by such instruments of assignment and transfer in such form and substance as the Guarantor or the Collateral Agent may reasonably request or deem necessary, all of which thereafter shall be held by the Collateral Agent, pursuant to the terms of this Agreement, as part of the Collateral;

(b)          keep full and accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records in such manner as the Collateral Agent may reasonably require in order to reflect the security interests granted by this Agreement;

(c)          permit representatives of the Collateral Agent, upon reasonable notice, at any time during normal business hours to inspect and make abstracts from its books and records pertaining to the Collateral, and permit representatives of the Collateral Agent to be present at the Borrower’s place of business to receive copies of communications and remittances relating to the Collateral, and forward copies of any notices or communications received by the Borrower with respect to the Collateral, all in such manner as the Collateral Agent may reasonably require; and

(d)          if the Deposit Agreement shall be terminated or any other event within or beyond the control of the Borrower shall occur as a result of which the ADSs shall be, or shall be required to be, exchanged for the Class D shares of the Company represented thereby, the Pledgor shall promptly execute and deliver a pledge agreement governed by Argentine law (the “Junior Pledge Agreement”) substantially in the form of the agreement attached as Annex 3 hereto, which Junior Pledge Agreement shall provide a first-ranking pledge for the benefit of the Secured Parties hereunder on the Class D Shares of the Company represented by the Pledged Shares, and cause the Class D Shares to be registered in the name of the Borrower, subject to the lien created pursuant to the Junior Pledge Agreement, provided that at the time of such registration the Borrower shall have executed and delivered to the Collateral Agent the Junior Pledge Agreement. The Borrower shall use commercially reasonable efforts to cause the Company to (i) acknowledge the existence of a pledge of the Class D Shares of the Company under the Junior Pledge Agreement, (ii) cause the Caja de Valores S.A. or any other entity that keeps the registry of the Shares issued by the Company to register such pledge and (iii) take any other action necessary to perfect such pledge under applicable law and to permit the Collateral Agent to exercise its rights and remedies thereunder. Until such time as the Borrower shall have executed and delivered the Junior Pledge Agreement, the Collateral Agent shall be entitled to hold the Class D Shares as Collateral pursuant to the terms of this Agreement. The Borrower hereby acknowledges that the pledge of the Class D Shares of the Company under the Junior Pledge Agreement shall for all purposes constitute a continuation of the security interest created hereunder in the ADSs.

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4.02       Other Financing Statements or Control. The Borrower shall not (a) file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to any of the Collateral in which the Collateral Agent is not named as the sole secured party for the benefit of the Secured Parties, or (b) cause or permit any Person other than the Collateral Agent to have “control” (as defined in Section 9-106 of the NYUCC) of any Investment Property constituting part of the Collateral.

4.03       Preservation of Rights. The Collateral Agent shall not be required to take steps necessary to preserve any rights against prior parties to any of the Collateral and shall not be required to file financing statements or secure the Collateral.

4.04       Pledged Shares. For so long as the Financing Entity has not demanded payment under the guaranty against the Guarantor pursuant to the Guaranty Agreement,

(a)          the Borrower shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Shares for all purposes not inconsistent with the terms of this Agreement, the other Loan Documents or any other instrument or agreement referred to herein or therein; and the Collateral Agent shall deliver to the Borrower or cause to be executed and delivered to the Borrower all such proxies, powers of attorney, dividend and other orders, and all such instruments received by it, without recourse, as the Borrower may reasonably request for the purpose of enabling the Borrower to exercise the rights and powers that it is entitled to exercise pursuant to this Section 4.04(a);

(b)          the Borrower shall be entitled to receive, retain or dispose of any and all cash dividends, interest, principal and other cash distributions paid on or distributed in respect of the Pledged Shares;

(c)          the Borrower shall have the right to sell or dispose the Pledged Shares to cancel or prepay any amounts due under the Loans.

4.05       Remedies.

(a)          Rights and Remedies Generally upon Default. Upon the occurrence of an Event of Default or breach by the Pledgor of its obligations under the Guaranty, the Collateral Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the NYUCC (whether or not the NYUCC is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the fullest extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Collateral Agent were the sole and absolute owner thereof (and the Borrower agrees to take all such action as may be appropriate to give effect to such right); and without limiting the foregoing:

(i)           the Collateral Agent in its discretion may, in its name or in the name of the Borrower or otherwise, demand, sue for, collect or receive any money or other property

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at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so;

(ii)          the Collateral Agent may, at the written request of the Guarantor, make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral;

(iii)        the Collateral Agent may require the Borrower to cause the Pledged Shares to be transferred of record into the name of the Collateral Agent or of the Guarantor or their respective nominees; and

(iv)         the Collateral Agent may sell, assign or otherwise dispose of all or any part of the Collateral, at such place or places as the Guarantor deems best and so directs, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required by applicable statute and cannot be waived), and the Collateral Agent or any other Secured Party or anyone else may be the purchaser, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Borrower, any such demand, notice and right or equity being hereby expressly waived and released. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

The Proceeds of each collection, sale or other disposition under this Section 4.05 shall be transferred to an account of the Collateral Agent (as such account may be established from time to time). The Collateral Agent shall provide to the Borrower prompt notice of the establishment of any such account and all relevant account information for any such account.

(b)          Certain Securities Act Limitations. The Borrower recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Collateral, to retain an investment banker or agent, and thereupon limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Borrower and each Secured Party acknowledges that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that effecting a private sale in lieu of such public sale (as a result of, and as compelled by, such securities law restrictions) will not imply that such private sale, even if resulting in such prices and terms less favorable than such public sale solely by reason of being a private sale, shall not have been made in a commercially

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reasonable manner, and further agrees that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the issuer thereof to register it for public sale.

(c)          Notice. The Borrower agrees that to the extent the Collateral Agent is required by applicable law to give reasonable prior notice of any sale or other disposition of any Collateral, ten Business Days’ notice shall be deemed to constitute reasonable prior notice.

4.06       Deficiency. If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to Section 4.05 are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, the Borrower shall remain liable for any deficiency.

4.07       Locations; Names, Etc. Without at least 30 days’ prior written notice to the Collateral Agent, the Borrower shall not (i) change its location (as defined in Section 9-307 of the NYUCC), (ii) change its name from the name shown as its current legal name on Annex 1, or (iii) agree to or authorize any modification of the terms of any item of Collateral that would result in a change thereof from one Uniform Commercial Code category to another such category (such as from a General Intangible to Investment Property), if the effect thereof would be to result in a loss of perfection of, or diminution of priority for, the security interests created hereunder in such item of Collateral, or the loss of control (within the meaning of Section 9-104, 9-105, 9-106 or 9-107 of the NYUCC) over such item of Collateral.

4.08       Private Sale. The Secured Parties shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to Section 4.05 conducted in a commercially reasonable manner. The Borrower hereby waives any claims against the Secured Parties arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Collateral Agent accepts the first offer received and does not offer the Collateral to more than one offeree.

4.09       Application of Proceeds. The Proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Collateral Agent under this Section 4, shall be transferred, by wire transfer of immediately available funds, to the designated account of the Collateral Agent for application thereof by the Collateral Agent after payment of the fees and expenses (including counsel fees of the Collateral Agent), as instructed by the Guarantor (the information relating to which account shall be provided by the Collateral Agent to the Borrower).

4.10       Attorney-in-Fact. Without limiting any rights or powers granted by this Agreement to the Collateral Agent while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default, and upon the occurrence of any event contemplated in Section 4.01(d), the Collateral Agent is hereby appointed the attorney-in-fact of the Borrower for the purpose of carrying out the provisions of this Section 4 and taking any action and executing any instruments that the Guarantor may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact

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is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, (a) the Collateral Agent shall have the power to appoint any attorney-in-fact for the purpose of carrying out the provisions of this Section 4 and taking any action and executing any instruments that the Guarantor may deem necessary or advisable to accomplish the purposes hereof, (b) so long as the Collateral Agent shall be entitled under this Section 4 to make collections in respect of the Collateral, the Collateral Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of the Borrower representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same, and (c) the Collateral Agent shall have the power to arrange for, including by an agent, Affiliate or nominee, to execute and deliver the Junior Pledge Agreement on behalf of the Borrower and appoint an agent or counsel to carry out any action required to perfect the security interest created thereby, and to appoint an agent to translate the power of attorney granted by this Section 4.10 and to incorporate it in a public deed by a notary public in Argentina.

4.11       Perfection and Recordation. The Borrower authorizes the Guarantor to file Uniform Commercial Code financing statements describing the Collateral as set forth in Section 3.

4.12       Termination. When all Secured Obligations shall have been paid in full, and the obligations of the Guarantor under the Guaranty Agreement shall have finally expired or been terminated, this Agreement shall terminate and the Collateral Agent upon receipt of written notification thereof shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the Borrower. The Collateral Agent shall also, at the expense of the Borrower, execute and deliver to the Borrower upon such termination such Uniform Commercial Code termination statements and such other documentation as shall be prepared by and reasonably requested by the Borrower to effect the termination and release of the Liens on the Collateral as required by this Section 4.12.

4.13       Releases. The Collateral Agent shall be deemed to have automatically released (without the need for any further action by the Borrower or any other Person) any Lien covering any asset that has been disposed of with the written consent of Guarantor (with a copy delivered to the Collateral Agent).

4.13       Additional Covenants of Borrower. The Borrower agrees as follows:

(a)         The Borrower shall not sell, assign, encumber, transfer or otherwise dispose of the Collateral, nor permit any Lien (other than the Lien created by this Agreement) thereon, unless the proceeds thereof are used solely to repay the obligations of the Borrower to the Financing Entity;

(b)        The Borrower shall fully and duly fulfill each and all of its obligations under this Agreement and shall take all other reasonable actions necessary to protect the existence, maintenance and exercise of the rights of the Secured Parties hereunder, including, but not limited to: (i) complying with any obligations imposed under the applicable laws and regulations and other rules related, and/or in any other way linked, to the Securities, the breach of which

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could have a significant adverse effect on the Pledge and the rights of the Guarantor under this Agreement, and (ii) immediately lifting any kind of injunctions and attachments on the Securities which may affect the rights of the Guarantor under this Agreement and/or impede the normal operation of the Pledge;

(c)         The Borrower shall take and adopt, promptly and diligently, all reasonable measures that the Guarantor may request (including, but not limited to, the commencement of claims, actions, orders, measures, requests and demands) for the purpose of (i) protecting the title of the Borrower to the Securities, and (ii) preventing the Pledged Shares from being affected in any way (but excluding any reduction in value or price) that may result in a significant adverse effect on the rights of the Guarantor under this Agreement, provided that the Guarantor, at its own cost and expense, shall be entitled to exercise and adopt by itself the claims, actions, orders, measures, requests and demands that may be necessary if the Guarantor determines that its rights, as they relate to the Securities, are not adequately protected by the Borrower;

(d)        The Borrower shall refrain from granting its consent to the performance of any act, waiver or omission which in some way has or may have a substantially adverse effect on the rights of the Secured Parties under this Agreement;

(e)        The Borrower shall immediately notify the Guarantor about the occurrence of any event or act which may adversely affect the enforceability of the Pledge so that the Guarantor may adopt sufficiently in advance all the measures leading to adequate protection of its rights under and in accordance with the provisions of this Agreement, including any litigation, claim, notification or demand relating to the Securities in this respect;

(f)         The Borrower shall notify the Guarantor of any breach of the obligations of the Borrower under the Credit Agreement and/or the Guaranty Agreement; and

(g)        Upon the reasonable request of the Guarantor, the Borrower shall supply to the Guarantor relevant information and reports relating to the Securities.

Section 5.         Collateral Agent

The Guarantor hereby irrevocably appoints the Collateral Agent as its agent under this Agreement and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by this Agreement, together with such actions and powers as are reasonably incidental thereto. The Collateral Agent acknowledges the Guaranty Agreement, with the understanding that the Collateral Agent assumes no obligations under the Guaranty Agreement, and shall not be liable thereunder.

No Agent shall have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby and

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that such Agent is required to exercise in writing by the Guarantor and for which the Agent is indemnified to is satisfaction, and (c) except as expressly set forth herein, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower that is communicated to or obtained by the Person serving as Agent or any of their Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Guarantor or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Event of Default unless and until written notice thereof is given to such Agent by the Borrower or the Guarantor at its Corporate Trust Office and referencing this Agreement and specifying the Event of Default, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in this Agreement, other than to confirm receipt of any items expressly required to be delivered to such Agent.

The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Collateral Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Collateral Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents (including any branch, other office, Affiliate or nominee of such Agent) appointed by such Agent. The Collateral Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with their activities as Agent. The Collateral Agent shall not be liable for negligence by an agent appointed with due care.

The Collateral Agent may resign at any time by notifying the Guarantor and the Borrower. Upon any such resignation, the Guarantor shall have the right to appoint a successor and, except if an Event of Default shall have occurred and be continuing at the time of such resignation, that is reasonably satisfactory to the Borrower, provided that, if the Borrower shall fail to provide its consent to any successor proposed to the Borrower in writing by the Guarantor within ten days after receipt of such proposal, such successor shall be deemed to be reasonably satisfactory to the Borrower. The Collateral Agent’s resignation shall not be effective until a

12

successor Collateral Agent shall have been appointed by the Guarantor and shall have accepted such appointment; provided that, if no such successor shall have been so appointed by the Guarantor and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may on behalf of the Guarantor appoint a successor Collateral Agent meeting the qualifications set forth above, or petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent, shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Section shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

The Guarantor acknowledges that it has, independently and without reliance upon the Collateral Agent and based on such documents and information as it has deemed appropriate, made its own decision to enter into this Agreement. The Guarantor also acknowledges that it will, independently and without reliance upon the Collateral Agent and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Beyond the exercise of reasonable care in the custody thereof, the Collateral Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which other collateral agents accord similar property. The Collateral Agent shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, including by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith.

The Collateral Agent shall not be responsible for: (i) the existence, genuineness or value of any of the Collateral, (ii) the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Collateral Agent, (iii) the validity or sufficiency of the Collateral or any agreement or assignment contained therein, (iv) the validity of the title of the Borrower to the Collateral, (v) insuring the Collateral, (vi) the payment of taxes, charges, assessments or Liens upon the Collateral, (vii) filing of financing or continuation statements or (viii) otherwise as to the maintenance of the Collateral. The

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Collateral Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Agreement by other parties to this Agreement or related transaction documents.

The Collateral Agent shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement.

The Collateral Agent shall not be deemed to have notice of any Event of Default unless the Collateral Agent has received written notice of any event that constitutes an Event of Default at the Corporate Trust Office, and such notice references this Agreement.

The rights, privileges, protections, immunities and benefits given to the Collateral Agent, including its right to be indemnified, are extended to, and shall be enforceable by, the Collateral Agent in each of its capacities hereunder, and each officer, director, employee, and agent, custodian and other Person employed to act hereunder.

The Collateral Agent may request that the Borrower deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Agreement.

Any power conferred on the Collateral Agent to enforce remedies is permissive and, unless instructed by the Guarantor pursuant to the terms hereof, shall not be deemed to be a duty, rather than a right. The Collateral Agent shall not have any duty to exercise any remedy if it has not been directed in writing to do so by the Guarantor and provided with an indemnity reasonably satisfactory to it.

The Collateral Agent shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement at the request or direction of the Guarantor pursuant to this Agreement, unless the Guarantor shall have offered to the Collateral Agent security or indemnity satisfactory to the Collateral Agent against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

In no event shall the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God.

Nothing herein shall require the Collateral Agent to expend or risk its own funds, unless appropriate indemnities are provided hereunder. Each party agrees that the Guarantor may appoint other Agents with (so long as no Event of Default shall have occurred and be continuing) the prior written consent of the Borrower, not to be unreasonably withheld or delayed.

Section 6.     Miscellaneous.

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6.01       Notices. All notices, requests, consents and demands hereunder shall be in the English language (or accompanied by a certified translation) and in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)	if to the Borrower, to it at:
Petersen Energía Inversora, S.A.U. c/o Grupo Petersen Cerrito 740, Piso 1 (C1010AAP) Buenos Aires Argentina Attn: Mauro Dacomo Facsimile: + 54 11 5 555 0162
(ii)	if to the Collateral Agent, to it at:
The Bank of New York Mellon Global Trust Services 101 Barclay Street 4E New York, NY 10286 Facsimile: +1 (212) 815-5802 or 5803
and
(iii)	if to the Guarantor, to it at:
REPSOL YPF, S.A. Paseo de la Castellana 278 28046 Madrid Spain
Attn:	Chief Financial Officer
Facsimile: +34 91 348 7199
Corporate Director of Legal Services
Facsimile: +34 91 348 8785
Corporate Director of Tax and Finance
Facsimile: +34 91 348 8846

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

6.02       No Waiver. No failure or delay by any Secured Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial

15

exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Secured Parties hereunder are cumulative and are not exclusive of any rights, powers or remedies that the Secured Parties would otherwise have.

6.03       Amendments, Etc. The terms of this Agreement may be waived, or amended or modified only by an instrument in writing duly executed by the Borrower, the Collateral Agent and the Guarantor. Any such waiver, amendment or modification shall be binding upon the Secured Parties and the Borrower.

6.04       Costs and Expenses.

(a)          The Borrower agrees to reimburse each of the Secured Parties for all costs and expenses incurred by them (including the fees and expenses of legal counsel) in connection with (i) preparation, execution, and delivery of this Agreement and all related documents by the Collateral Agent; (ii) compliance with this Agreement and any enforcement or collection proceeding related to this Agreement resulting from this Agreement, the Credit Agreement or the Guaranty Agreement, including all manner of participation in or other involvement with (w) performance by the Collateral Agent of any obligations of the Borrower in respect of the Collateral that the Borrower has failed or refused to perform, (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Collateral Agent in respect thereof, by litigation or otherwise, including expenses of insurance, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (iii) the enforcement of this Section 6.04, and all such costs and expenses shall be Secured Obligations entitled to the benefits of the collateral security provided pursuant to Section 3.

(b)          The Borrower further agrees: (i) to pay to the Collateral Agent from time to time such compensation as the Borrower and the Collateral Agent shall from time to time agree in writing for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust), (ii) except as otherwise expressly provided herein, to reimburse the Collateral Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Collateral Agent in accordance with any provision of this Agreement (including the compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its gross negligence or bad faith and (iii) to indemnify each of the Collateral Agent or any predecessor and their respective officers, employees, directors, counsel and agents for, and to hold them harmless against, any and all loss, damage, claims, liability or expense, including taxes (other than taxes based upon, measured by or determined by the income of the Collateral Agent) arising out of or in connection with the acceptance or administration of the trust or trusts hereunder, including the costs and expenses of defending itself against any claim (whether asserted by the Borrower or any other Person) or

16

liability in connection with the exercise or performance of any of its powers or duties hereunder, or in connection with enforcing the provisions of this Section 6.04(b), except to the extent that such loss, damage, claim, liability or expense is attributable to its, his or her own negligence or bad faith.

(c)          In case of enforcement of the Collateral, the Collateral Agent shall be paid its fees, costs and expenses due and payable from the proceeds of such enforcement prior to distribution of such proceeds to the Guarantor in accordance with the terms of the Loan Documents.

(d)          The provisions of this Section 6.04 shall survive the termination of this Agreement and the resignation and removal of the Collateral Agent.

6.05       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Secured Parties and the respective successors and assigns thereof (provided that the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Collateral Agent).

6.06       Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

6.07       Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

6.08       Governing Law; Jurisdiction; Etc.

(a)          Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)          Submission to Jurisdiction in U.S. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York in the Borough of Manhattan, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Collateral Agent, any other Agent or the Guarantor may otherwise have to

17

bring any suit, action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)          Waiver of Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in the first sentence of paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

(d)          Process Agent. The Borrower irrevocably appoints CT Corporation System (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, as its agent and true and lawful attorney-in-fact in its name, place and stead to accept on behalf of the Borrower and its property and revenues service of copies of the summons and complaint and any other process which may be served in any suit, action or proceeding brought in the State of New York arising out of or relating to this Agreement, and the Borrower agrees that the failure of the Process Agent to give any notice of any such service of process to the Borrower shall not impair or affect the validity of such service or, to the extent permitted by applicable law, the enforcement of any judgment based thereon. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by the law.

6.09       WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

6.10       Captions. The captions and Section headings appearing herein are included solely for convenience of reference, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

6.11       Agents and Attorneys-in-Fact. The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

PETERSEN ENERGÍA INVERSORA, S.A.U.

By_________________________________

Name:

Title:

Signature Page to Pledge and Security Agreement

1

THE BANK OF NEW YORK MELLON,

as Collateral Agent

By_________________________________

Name:

Title:

Signature Page to Pledge and Security Agreement

2

REPSOL YPF, S.A., as Guarantor

By_________________________________

Name:

Title:

By_________________________________

Name:

Title:

Signature Page to Pledge and Security Agreement

3

ANNEX 1

FILING DETAILS

See Sections 2.02 and 2.03 and 4.07

CHIEF EXECUTIVE OFFICE AND MAILING ADDRESS

Petersen Energía Inversora, S.A.U.

Registered Office: Velazquez 9, Planta 1,

28006 Madrid, Spain

Mailing Address and Chief Executive Office: c/o Grupo Petersen, Cerrito 740, Piso 1 (C1010AAP), Buenos Aires, Argentina

JURISDICTION OF ORGANIZATION

Petersen Energía Inversora, S.A.U., is a sociedad anónima duly organized and validly existing under the laws of the Kingdom of Spain.

ORGANIZATIONAL ID NUMBER

NIF (Número de Identificación Fiscal): A-85392751

Annex 1-1

1

ANNEX 2

PLEDGED SHARES

See Section 2.04

Type of Shares	Issuer	Certificate #	Registered Owner	# of Shares
American Depositary Shares (acquired pursuant to U.S. Offer)	The Bank of New York Mellon	BNY-14807	Petersen Energía Inversora, S.A.U.	1,356,010
American Depositary Shares (evidencing Shares acquired pursuant to Argentine Offer)	The Bank of New York Mellon	BNY-14805	Petersen Energía Inversora, S.A.U.	460,869
American Depositary Shares (acquired pursuant to the First Option)	The Bank of New York Mellon	BNY-14806	Petersen Energía Inversora, S.A.U.	393,313

Annex 2-1

1

ANNEX 3

JUNIOR PLEDGE AGREEMENT

[See Attached]

Annex 3-1

1

ANNEX 3 TO PLEDGE AND

SECURITY AGREEMENT

[Form of Junior Pledge Agreement]

In case of contradiction between the Spanish version of the Form of Junior Pledge Agreement attached to the Guaranty Agreement and this English version, the Spanish version will prevail

STOCK PLEDGE AGREEMENT

Stock pledge agreement entered into in [the City of Buenos Aires, Argentina], on this [•] day of [•], 2008, by and between:

(A) PETERSEN ENERGÍA INVERSORA, S.A. (“PEISA”), a corporation organized under the laws of Spain, registered in Argentina pursuant to [Section 123 of the BCL (as defined herein)], with principal place of business at [•], represented for the purposes hereof by [•], bearer of Identity Document (D.N.I.) No. [•], in his capacity as [•], with sufficient powers to execute this agreement as evidenced through [•]; and

(B) REPSOL YPF S.A. (“REPSOL”), a corporation organized under the laws of Spain, registered in the Superintendency of Corporations of the City of Buenos Aires pursuant to (i) Section 123 of the BCL, on July 5, 1996, under No. 925, Book 53, Volume “B” of Foreign Bylaws, and (ii) Section 118 of the BCL, on September 8, 1999, under No. 1995, Book 55, Volume “B” of Foreign Bylaws, for the sole purpose of listing its shares on the Buenos Aires Stock Exchange, with principal place of business at [•], represented for the purposes hereof by [•], bearer of Identity Document (D.N.I.) No. [•], in his capacity as [•], with sufficient powers to execute this agreement as evidence through [•].

Hereinafter PEISA and REPSOL shall be jointly referred to as the “Parties”, and individually as a “Party”.

RECITALS:

I.

[PEISA acquired from REPSOL [●] common, book-entry, Class D shares in the Company (as defined below) with a par value of $10 (Pesos ten) and one (1) vote per share, representing 0.10% of the capital stock of the Company, pursuant to a certain First Purchase Option Agreement dated February 21, 2008]

II.

Pursuant to the provisions of YPF bylaws, PEISA made a public tender offer (the “Offer”) whereby it acquired [●] common, book-entry, Class D shares with a par value of $10 (Pesos ten) and one (1) vote per share, representing [●%] of the capital stock of the Company.

III.

For the purpose of providing PEISA financing (i) to purchase 0.10% of the capital stock of YPF under the First Purchase Option Agreement and (ii) to purchase the YPF shares under the Offer, PEISA and BANCO SANTANDER S.A. formalized on [●] the granting of a commercial credit in a maximum amount of United States dollars [●] (the “Credit Agreement”).

IV.	REPSOL secured PEISA’s payment obligations under the Credit Agreement through the execution of a certain Security Agreement (as defined below) dated [●], attached hereto as Exhibit V(1).

NOW THEREFORE, for PEISA to counter-guarantee the security obligations assumed by REPSOL under the Security Agreement, the Parties agree to execute this stock pledge agreement (the “Agreement”), pursuant to the following terms and conditions:

Annex 3-3

3

SECTION 1

INTERPRETATION

1.1. It is expressly established that in this Agreement, unless the context otherwise requires:

(i)	headings are included for the ease of reference solely and shall not affect the interpretation of the Agreement;

(ii)	definitions used in singular shall include the plural and vice versa;

(iii)	unless otherwise expressly stated herein, any reference to a section, paragraph, subsection or exhibit shall be a reference to a section, paragraph, subsection of or exhibit to this Agreement;

(iv)

any reference to a document shall include any amendment, supplement, modification or substitute instrument of such document but shall not include any amendment, supplement, modification or substitute instrument conflicting with the provisions of this Agreement, and

(v)	any reference to any party to a document shall also include such party’s successors and permitted assigns.

1.2. For the purpose of this Agreement, the following terms shall have the meanings established below:

“Shares” has the meaning assigned in Section 2 hereof.

“Additional Shares” has the meaning assigned in Section 20 hereof.

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof and any entity or authority performing executive, legislative, judicial, regulatory, administrative or government-related functions, including without limitation, any central bank.

“Assets to be Foreclosed” has the meaning assigned in Section 9.1 hereof.

“Caja de Valores” means Caja de Valores S.A.

“Chapter XVII” has the meaning assigned in Section 9.6.(ii) hereof.

“CNV” means Comisión Nacional de Valores (Argentine Securities and Exchange Commission) or any entity or authority that replaces it in the future.

“Agreement” means this stock pledge agreement.

“Credit Agreement” has the meaning assigned in the Recitals hereof.

“Security Agreement” means a certain Security Agreement entered into by and between [?], dated [?], attached hereto as Exhibit V(2).

“Business Day” means any day in which banks in the City of Buenos Aires are not required or authorized by law to remain closed.

“Security” means such on-demand securities given by REPSOL under the Security Agreement.

“Applicable Law” means, in connection with any Person, its bylaws or other corporate instruments as well as any statute, treaty, order, resolution, rule, judicial decision, decree or arbitration award issued by any court, arbitrator or other Governmental Authority, applicable to or mandatory for, in each case, such Person or any of its assets or by which such Person or any of its assets is bound.

“BCL” means Business Company Law No. 19,550, as amended and supplemented.

“Rules” has the meaning assigned in Section 9.6.(i) hereof.

“Secured Obligations” means the obligations of PEISA to REPSOL in case of a possible enforcement of the Security Agreement by BANCO SANTANDER S.A. as a consequence of any breach by PEISA under the Credit Agreement including, among other obligations, the obligations to pay the principal plus any interest thereon, commissions, costs, expenses, fees, indemnification and other charges and payment commitments of any nature under the Credit Agreement.

“Offer” has the meaning assigned in the Recitals hereof.

“Party” and “Parties” has the meaning assigned in the preamble hereof.

“PEISA” has the meaning assigned in the preamble hereof.

“Person” means any individual or legal entity, de facto company, firm, corporation, limited liability company, trust, unincorporated entity, joint venture, Governmental Authority or any other entity.

“Pledge” has the meaning assigned in Section 2.1. hereof.

“REPSOL” has the meaning assigned in the preamble hereof.

“Company” means YPF.

“Auction” has the meaning assigned in Section 9.6.(ii) hereof.

“Required Amount” has the meaning assigned in Section 9.10 hereof.

“Sale” has the meaning assigned in Section 9.1. hereof.

“Foreclosure Sale” has the meaning assigned in Section 9.5. hereof.

“Out-of-Court Sale” has the meaning assigned in Section 9.6. hereof.

“Private Out-of-Court Sale” has the meaning assigned in Section 9.6.(i) hereof.

“Public Out-of-Court Sale” has the meaning assigned in Section 9.6.(ii) hereof.

“YPF” means YPF S.A.

SECTION 2

PLEDGE

2.1. In order to secure to REPSOL the faithful and timely performance of the Secured Obligations, PEISA hereby creates in favor of REPSOL a first security interest in a maximum amount of United States Dollars [●], plus regular and penalty interest, commissions, fees (including without limitation, attorneys’ fees), costs, expenses, indemnification and other charges and payment commitments pertaining to the Secured Obligations (the “Pledge”), pursuant to the terms of Sections 580 through 588 of the Argentine Commercial Code, Section 219 and related sections of the Business Company Law and Sections 3204 and subsequent sections of the Argentine Civil Code, on [●] common, book-entry, Class D shares in the Company (the “Shares”), with a par value of $10 (Pesos ten) and one (1) vote per share, representing in the aggregate [●]% of the capital stock and voting rights of the Company.

2.2. For all relevant legal purposes and in order to comply with the provisions of Section 215, first paragraph, of the BCL, PEISA hereby gives notice to the Company of the creation of the Pledge and the Company, by executing this Agreement, acknowledges receipt of such notice. Likewise, PEISA undertakes to (i) instruct Caja de Valores to register, simultaneously with the execution of this Agreement, the Pledge in the stock ledger of the Company to the name of REPSOL and (ii) give REPSOL sufficient evidence, to REPSOL’s satisfaction, of the registration of the Pledge as established in (i) above, within 48 hours following such registration.

2.3. Additionally and with PEISA’s express consent, the Company hereby assumes, during the effective term of the Pledge, the obligation to notify REPSOL simultaneously and by conclusive means of (i) any breach by PEISA of its duties as shareholder as established in the law and the bylaws, and (ii) any issue or exchange of Company shares.

2.4. REPSOL shall exercise the rights and powers arising from the Pledge until the Pledge is released as established in Section 10.

2.3. The Pledge created hereunder (i) shall not transfer, affect, terminate, cancel, novate or otherwise modify the obligations and liabilities of PEISA under Applicable Law, this Agreement, the Credit Agreement and the Security Agreement and/or otherwise relating thereto and PEISA shall remain liable on each and every piece of property constituting its estate for the faithful and timely performance of each and every obligation under such agreements and of the Secured Obligations, and for all the obligations that may arise under such agreements and Applicable Laws, in accordance with their respective terms and (ii) shall not subject REPSOL to any liability that PEISA has or may have in respect of any third party or under Applicable Laws, except as established in the Security Agreement in connection with the on-demand security.

2.4. The purpose of this Agreement is to secure the proper performance of the Secured Obligations and therefore, this Agreement and the Pledge created hereunder (i) shall not imply the termination, novation or modification of the Secured Obligations, and (ii) shall not limit in any manner the scope of PEISA’s liability to REPSOL.

2.5. This Agreement and the Pledge shall remain in full force and effect even in case of any change in the term, manner, form and/or place of payment of the Secured Obligations, independently of any nullity, irregularity or unenforceability of all or part of the Secured Obligations or any security created in connection therewith.

2.6. The Parties expressly agree that if due to the circumstances of each case, and notwithstanding the provisions and commitments hereof, a novation is considered made, the Pledge created hereby shall remain in full force and effect since REPSOL expressly reserves hereunder such right pursuant to the provisions of Section 803 and related sections of the Argentine Civil Code.

SECTION 3

VOTING RIGHTS

3.1. The Parties expressly agree that, during the effective term of the Pledge, the voting rights inherent to the Shares shall be exercised by PEISA, unless the Security given by REPSOL is enforced pursuant to the Security Agreement, in which case REPSOL, upon mere notice given to PEISA and the Company of such circumstance, shall have the voting rights inherent to the Shares, and PEISA shall have no right to claim from REPSOL the issue of a proxy or any authorization to exercise such voting rights.

SECTION 4

RELEASES

4.1. Under no circumstance shall PEISA be entitled to request the release, in whole or in part, of the Pledge on the Shares, except to prepay or pay the obligations assumed by PEISA under the Credit Agreement as secured by REPSOL under the Security Agreement.

SECTION 5

OTHER RIGHTS

5.1. PEISA undertakes, bearing the reasonable pertinent expenses and at any time upon reasonable request by the REPSOL, to immediately execute and deliver to REPSOL and to register and/or file any other agreement, instrument, information or document in or with and/or to perform any other act before any registry, agency, department or Person, reasonably necessary or convenient (PEISA having to carry out all further acts which are reasonably necessary or convenient) to (i) create and perfect the Pledge formalized hereunder and/or (ii) grant and protect any preferred right or security created hereunder and/or (iii) facilitate and allow REPSOL the exercise of all the rights granted to it hereunder and the foreclosure on the Pledge and/or the assets and/or rights secured thereby (including, without limitation, the performance of the procedure for the Sale of the Assets to be Foreclosed and the exercise of the rights of REPSOL under Section 9 hereof), such as the execution and delivery of any of the documents required by the BCL and/or Applicable Laws in furtherance of the registration of the transfer of ownership of any Shares as a consequence of the Sale of the Assets to be Foreclosed and the registration in the stock ledger and any company book and/or instrument necessary to such end

5.2. It is expressly established that all powers and rights given to REPSOL hereunder are given exclusively for the purpose of protecting the Pledge and may not be used for any other purposes.

SECTION 6

REPRESENTATIONS AND WARRANTIES

6.1. PEISA represents and warrants as of the date of this Agreement and during its effective term that:

(i)	PEISA is the only and exclusive owner of the Shares;
(ii)	The Shares have been validly issued and represent [●]% of the stock capital and voting rights;
(iii)

PEISA has not assigned, encumbered, transferred or otherwise affected the possibility of disposing of the Shares, all of which are (and except for the Pledge shall at all times, as long as they remain pledged hereunder, be) free from any rights in rem or in personam, attachments, restraints or privileges in favor of third parties and any other lien or legal, contractual or other restriction or impediment limiting and/or preventing and/or restricting and/or otherwise affecting or hindering the Pledge, the perfectioning of the Pledge and/or the full, peaceful and effective exercise by REPSOL of any of its pertinent powers, privileges, authorities, rights, title and/or interest hereunder;
(iv)	The Pledge is a legal act which PEISA is capable and authorized by law and its bylaws to perform, and creates a valid first lien for the benefit of the REPSOL;
(v)	This Agreement is a valid and binding obligation of PEISA, legally enforceable pursuant to its terms and conditions, and the Pledge enjoys the priority and privileges established herein;
(vi)	The Pledge has been created in compliance with all requisite corporate approvals of PEISA, without breaching any provision of the law, its bylaws, the resolutions of its shareholders or any contract;
(vii)

The execution and performance hereof (a) do not and will not breach any agreement to which PEISA is a party or by which any of its respective assets is bound; (b) except for the provisions of this Agreement, do not and will not result in, and do not and will not cause PETERSEN to create any encumbrances on any of its respective assets; and (c) do not and will not breach any rule or Applicable Law applicable to PEISA or any of its respective assets;

(viii)

No consent, authorization, approval, notice, filing or any other action by any private or public person (including, without limitation, any Governmental Authority) is required to (a) create, perfect and/or perform and/or foreclose on the Pledge, and (b) allow REPSOL to exercise all its rights hereunder, except for the registration of the Pledge in the relevant stock ledger and, if pertinent, in case of Sale of the Assets to be Foreclosed, the registration of any purchaser of the Shares in the Public Registry of Commerce under the provisions of Sections 118 or 123 of the BCL and the authorization of Argentine Antitrust authorities for the acquisition of the Shares by any person;

(ix)

Except as provided for in this Agreement, no other condition precedent is required to be fulfilled in order to create and perfect the Pledge and, upon registration of the Pledge in the stock ledger, all the formalities necessary for the Pledge to have effects vis-à-vis third parties shall be considered performed;

(x)

PETERSEN is not in default under the Credit Agreement, the Security Agreement or any other agreement, contract, order, resolution or court or out-of-court requirement that may adversely affect the Pledge and/or any of the rights of REPSOL under this Agreement;

(xi)	PEISA is in compliance with any and all its obligations arising from the Credit Agreement and the Security Agreement; and

(xii)

PEISA is in compliance with any and all its obligations under Applicable Laws, regulations and other rules related to or otherwise connected with the Shares, the noncompliance of which would have a material adverse effect on the Pledge.

6.2. PEISA ratifies that the representations, statements and warranties referred to herein have been made in order to induce REPSOL to execute the Security Agreement and represents and warrants that REPSOL has executed such Security Agreement based on, induced by and in full reliance on the accuracy and correction of all the representations, statements and warranties made by PEISA herein and in the Security Agreement. It is further clarified that any misstatement, error or inaccuracy in such representations, statements and warranties shall constitute a default by PETERSEN hereunder.

6.3. The rights and remedies available to REPSOL in respect of any misstatement, error or inaccuracy of any of the representations, statements and warranties made by PEISA herein shall not be detrimentally affected by any investigation or inquiry REPSOL and/or its representatives and/or any other person acting on behalf of REPSOL carry or carried out and/or by any other act performed or that may be performed by and/or on behalf and/or on account of REPSOL that, but for this Section 6.3., would detrimentally affect any such rights and/or remedies.

SECTION 7

OBLIGATIONS

7.1. Except for sales, transfers and/or assignments intended to prepay or pay the obligations assumed by PEISA under the Credit Agreement as secured by REPSOL under the Security Agreement, PEISA hereby undertakes not to encumber, sell, transfer, assign or otherwise dispose of and not to permit, due to any reason or circumstance (other than as required by law) the encumbrance, sale, transfer, assignment or other disposal of the Shares. Likewise, PEISA undertakes, pursuant to applicable regulations, not to permit the existence of liens or injunctions in respect of the Shares being pledged.

7.2. During the term hereof, PEISA undertakes the following:

(i)

It shall fully and timely perform any and all the obligations undertaken by it and other reasonable and pertinent acts necessary to protect the existence and peaceful exercise of the rights of REPSOL hereunder, including, without limitation (a) performance of all its obligations arising from Applicable Laws, regulations and other rules related to and/or otherwise connected with the Shares, the non-performance of which may have a material adverse effect on the Pledge and the rights of REPSOL hereunder, and (b) the immediate release of any injunction and attachment on the Shares that may materially affect the rights of REPSOL hereunder and/or prevent the adequate operation of the Pledge;

(ii)

It shall promptly and diligently adopt all the measures reasonably required by REPSOL (including, without limitation, the filing of any claim, action, request, proceeding, requirement and demand) in order to (a) protect the ownership right of PEISA in the Shares and (b) prevent the Shares from being affected in any manner (but excluding any reduction in value or price) detrimental to the rights of REPSOL hereunder. Notwithstanding the foregoing, REPSOL shall be entitled to exercise and file, by itself, all the claims, actions, requests, proceedings, requirements and demands which are necessary if it considers, and exclusively limited to such ends, that the rights of REPSOL in connection with the Shares are not being adequately protected, PEISA bearing all costs and expenses of such claims, actions, requests, proceedings, requirements and demands;

(iii)	It shall not consent to or perform any act, waiver or omission that has or may have a material adverse effect on the Pledge;

(iv)	It shall deliver to REPSOL, upon reasonable request, any information and reports related in any manner to the Shares;

(v)

It shall immediately notify REPSOL about the occurrence of any event or circumstances that may impair the enforceability of the Pledge so that REPSOL may take, sufficiently in advance, all such steps as may be conducive for the adequate protection of its rights by virtue of and in accordance with the provisions of this Agreement and the Credit Agreement, including any lawsuit, claim, notice or demand related to the Shares in this regard;

(vi)	It shall communicate any default of PEISA´s obligations under the Credit Agreement and/or the Security Agreement.

7.3. PEISA acknowledges that REPSOL has agreed to execute the Security Agreement on the basis of, induced by or fully relying on PEISA´s commitment to comply with all and any of its respective obligations under this Agreement and the obligations set forth in the Credit Agreement and the Security Agreement. However, it is expressly put on record that the provisions in Section 7.2 above shall not be construed as an obligation on PEISA to make any contribution, grant loans or deliver funds of any type whatsoever, or furnish sureties or guarantees.

7.4. Non compliance with any of PEISA´s obligations under this Agreement shall take place by the mere elapsing of the relevant term for compliance in case of obligations to be discharged within a time period and, in all other cases, upon receipt of notice by REPSOL informing about the asserted non compliance, unless REPSOL has provided for a term for compliance in such notice.

SECTION 8

DEFAULT

8.1. In case of PEISA´s default of its obligations under the Credit Agreement and/or the Security Agreement, REPSOL is hereby irrevocably authorized to foreclose on the Pledge, subject to the terms set forth in Section 9 below.

SECTION 9

FORECLOSURE

9.1.  In case of sale and foreclosure (the “Sale”) of the Shares subject to the Pledge (the “Assets to be Foreclosed”) pursuant to the provisions of Section 8 above, REPSOL shall proceed with such Sale, either via a court or out of court proceeding or a combination thereof, either in bulk, or in portions or separately.

9.2. The partial Sale of the Assets to be Foreclosed shall not be considered as a waiver by REPSOL to the foreclosure of any other Assets to be Foreclosed.

9.3. The conditions, terms and method of the Sale shall be informed by REPSOL to PEISA and the Company at least five (5) Business Days before the date of commencement of the Sale. REPSOL may suspend the Sale at any time and due to any cause. Such decision shall be informed by REPSOL to PEISA and the Company, stating the reasons for such suspension. The suspension of the Sale shall not be considered a waiver by REPSOL to proceed with the Sale at any other subsequent time. Besides, neither said suspension nor the Sale shall be interpreted as a waiver by REPSOL to exercise all its respective rights up to full and final payment of the Secured Obligations.

9.4. REPSOL is hereby authorized to appoint the auctioneer and other professionals to be employed in any Sale made pursuant to the provisions of this Section 9, which authorization is hereby approved by PEISA.

9.5. If the Sale is effected through court proceedings (the “Foreclosure Sale”), it shall be made through the courts referred to in Section 17 hereof pursuant to the Applicable Law.

9.6. If the Sale is effected through out of court proceedings (the “Out of Court Sale”), it shall be made, alternatively or simultaneously:

(i) privately, in one or more purchase and sale transactions (successive or simultaneous) not classified as public offer of the Assets to be Foreclosed pursuant to Law No. 17,811 as amended and supplemented and General Resolution No. 368 (restated in 2001) as amended, regulated and supplemented (the “Rules”) of the CNV (the “Private Out of Court Sale”); and/or

(ii) by public auction (the “Auction”) pursuant to the applicable provisions hereof, of Chapter XVII of the CNV Rules (“Chapter XVII”), of Mercado de Valores de Buenos Aires S.A. or of any other stock exchange or securities market selected by REPSOL (based on the instructions referred to above) and any other applicable regulations (the “Public Out of Court Sale”).

9.7. The options indicated in Sections 9.5. and 9.6. above: (i) shall not be exclusive of any procedure or method for Sale permitted by the applicable laws in the present or in the future (to which the provisions of Sections 9.10 and 9.11, as the case may be, shall apply mutatis mutandis), and (ii) shall not be irrevocable and, therefore, may be replaced by other options to the extent permitted by the applicable legislation in force at present or in the future.

9.8. In case of a Foreclosure Sale:

(i) PEISA irrevocably and unconditionally waives, to the greatest extent and within the scope permitted by the law: (a) its right to invoke the provisions of Section 1198, paragraph two of the Civil Code (theory of the unforeseeable event), (b) its right to raise any plea entailing the provision of a guarantee or counter-guarantee (including, without limitation, the right to claim bond for costs), and (c) its right to peremptorily challenge the court where the legal action was brought; and

(ii) the provisions of Sections 9.9 and 9.10 shall apply mutatis mutandis to all such matters as are not expressly contemplated by the applicable procedural laws in force or by the competent authority, to the extent permitted by the applicable procedural legislation in force.

9.9. In case of a Private Out of Court Sale:

(i) the Assets to be Foreclosed may be sold to one or more individuals or entities either domestic or foreign (including, without limitation REPSOL and/or any company controlling, controlled by, subject to common control with REPSOL) acting per se or through attorneys with sufficient powers;

(ii) in case REPSOL is a purchaser in such Sale, it shall be exempted from the obligation to make any required down payment and may set off the purchase price against the funds owed by PEISA to REPSOL by virtue of PEISA´s non compliance with the Secured Obligations with no need to make any disbursement and by mere discharge of the Secured Obligations for an amount equal to said price (expressly establishing that in order to acquire the Assets to be Foreclosed, REPSOL shall participate in the sale procedures as if it were third party offeror); and

(iii) the Assets to be Foreclosed shall be transferred to the purchaser or purchasers pursuant to the provisions of section 9.12.

9.10. In case of a Public Out of Court Sale:

(i) REPSOL shall require PEISA to provide the information and documents indicated in section 4 of Chapter XVII. PEISA shall promptly provide said information in full to REPSOL within a term of five (5) Business Days after having received the relevant request by REPSOL by delivery thereof at the offices of REPSOL and/or at the place or places determined by REPSOL by notice to PEISA and/or the Company, notwithstanding any legal action available to REPSOL to obtain such information and documents if PEISA fails or refuses to provide same;

(ii) the Auction shall be made through a broker or brokerage house under the applicable regulations of the stock exchange or securities market where such broker or brokerage house is registered; the stock exchange or securities market (either in Argentina or abroad) and the broker or brokerage house shall be selected by REPSOL;

(iii) the Auction shall be made on the date determined by REPSOL, as informed by REPSOL to PEISA under the terms and conditions described in the notice published as provided for in Chapter XVII in leading newspapers of the Republic of Argentina determined by REPSOL (including, without limitation, the Official Gazette of the Republic of Argentina, the Information Bulletin of the Buenos Aires Stock Exchange, La Nación, and El Cronista Comercial newspapers);

(iv) one or more individuals or entities, either domestic or foreign (including, without limitation, REPSOL and/or any company controlling, controlled by, related to or subject to common control with REPSOL) acting per se or through an attorney with sufficient powers, may participate in the Auction as offerors and purchase the Assets to be Foreclosed;

(v) in case REPSOL is a purchaser in such Auction, it shall be exempted from the obligation to make any required down payment and may set off the purchase price against the funds owed to REPSOL by PEISA under the Secured Obligations;

(vi) in the Auction, the Assets to be Foreclosed shall be offered, first, at an upset price at least equal to the amount due under the Secured Obligations, as per the value resulting from the prior assessment of such property and rights carried out by an international renowned company selected by REPSOL (although such price shall at no time be lower than the amount of the Secured Obligations) plus the amount of any taxes, fees (including, without limitation, legal fees and expenses) costs, expenses, commissions (including, without limitation, the commission of the firm in charge of assessing the value of property and rights) and other expenses incurred by REPSOL in respect of the Sale (said amount, the “Required Amount”). If no offer is received in such instance in excess of the above-mentioned upset price, REPSOL may proceed with the Sale at a price lower than the Requested Amount or without upset price (such Sale may be implemented on the same date in case of failure of the first auction) or otherwise postpone the Sale or adopt any other measures convenient or adequate for its benefit;

(vii) the Assets to be Foreclosed shall be awarded at the Auction to the offeror bidding the highest purchase price in respect of the applicable upset price, if any; and

(viii) the Assets to be Foreclosed shall be transferred to the purchaser or purchasers pursuant to Section 9.12.

9.11. Simultaneously with the payment of the price of the Assets to be Foreclosed by the purchaser or purchasers thereof, such Assets to be Foreclosed shall be directly transferred, free from the Pledge to the extent of the discharge of the Secured Obligations, to the purchaser or purchasers of said Assets to be Foreclosed. In such regard, PEISA hereby agrees to cooperate so that the Company may issue the relevant shares (if necessary) and make the relevant entries in the corporate books and, furthermore, carry out any such acts and/or procedures as may be necessary to facilitate and consummate conveyance of ownership of Assets to be Foreclosed.

9.12. PEISA waives its right to make any claim on the grounds that the price obtained in a private auction is lower than the price that could have been obtained in a public auction or that the price obtained in any such auctions was lower than the amount owed.

9.13. In the event that, once the proceeds from the Sale of the Assets to be Foreclosed have been allocated to payment and discharge of the Secured Obligations, any remaining balance should exist, REPSOL shall make such funds available to PEISA, by crediting such funds to such account as PEISA may designate in due time, at PEISA´s exclusive cost, liability and charge.

9.14. It is expressly set forth that should it be necessary, in compliance with the applicable rules, to obtain any authorization, either prior to or after the Sale, from a private entity or any Governmental Authority, in connection with the awardee or for any other reason, PEISA reasonably commits itself to actively cooperate with REPSOL and carry out all such acts as may be required to promptly obtain such approval.

SECTION 10

TERMINATION

10.1. The termination and, consequently, the cancellation of this Agreement and the Pledge documented hereby shall take place (i) once PEISA has faithfully and fully complied, in due time and manner, with every and each obligation under the Credit Agreement, the Security Agreement and, if applicable, the Secured Obligations, (ii) once the Security Agreement has been finally cancelled for any reason, or (iii) upon the foreclosure on all the Shares pledged under these presents, whichever is earlier.

SECTION 11

SURVIVAL OF THE SECURITY

11.1. Notwithstanding the provisions of section 7.3. (ii)(c) hereof, if PEISA, for any reason whatsoever, fails to perform any of its obligations hereunder, REPSOL may request the pertinent protection measures and/or injunctions.

11.2. Foreclosure by REPSOL of the Pledge on the Assets to be Foreclosed may take place complementarily, alternatively, indiscriminately and/or successively, it being understood that the exercise or foreclosure on any security granted hereunder shall not be interpreted or considered a waiver of any other security and it may not be challenged, objected to or disputed in any manner or for any reason or circumstance whatsoever by PEISA.

SECTION 12

EXPENSES

12.1. PEISA assumes exclusive liability and, consequently, agrees to pay and/or reimburse to REPSOL, within a term of ten (10) Business Days following the relevant request (to which the relevant certificates or documentation shall be appended), the expenses, costs, higher costs, legal costs, commissions, fees (including legal counsel´s fees) and taxes of any nature, together with any interest, penalties and further accessory payments that may be in order, always provided same are reasonable and arise as a consequence, by reason and/or at the time of: (i)– compliance with this Agreement, including such expenses as may be incurred by REPSOL to maintain and preserve or enforce any of REPSOL´s rights and actions, and (ii) the adoption of the measures, proceedings and/or actions resulting from non-compliance by PEISA of its obligations under this Agreement, the Credit Agreement or the Security Agreement and, in general, the Secured Obligations. It is expressly set forth, as stipulated in Section 10.1 of this Agreement, that in the event of termination of the Pledge, all expenses, fees, taxes, rates, duties as well as any other lien originating in such cancellation shall be borne by PEISA.

SECTION 13

WAIVERS

13.1. PEISA hereby fully and definitely waives its right to demand from REPSOL and/or its respective officers, representatives, attorneys, directors, employees, advisors and their respective controlling or controlled persons, persons subject to common control, related and affiliated companies or subsidiaries, any indemnification or compensation resulting from any loss or claim related to (i) the exercise by any of such Persons, except in case of negligence or willful misconduct, of its rights under this Agreement, or (ii) the acts, proceedings or transactions contemplated by this Agreement.

SECTION 14

INDEMNITY

14.1. PEISA undertakes to defend and hold REPSOL and/or its respective officers, representatives, attorneys, directors, employees, advisors, and their respective controlling companies, controlled companies, companies subject to common control, related and/or any affiliated companies and/or subsidiaries harmless from and against any loss, payment, claim, damages, liability, obligations, contingencies, taxes, fines, penalties, judgments, awards, expenses, costs, fees and any amount (either in cash or in kind) arising from any lawsuit, action or proceedings caused by, related to, based on, originating in or connected with (i) the Secured Obligations and/or any obligations under this Agreement, and/or (ii) any inaccuracy regarding any statement, warranty or commitment by PEISA under this Agreement and the Credit Agreement, always provided that there has been no negligent or willful misconduct by the indemnified party as determined by a final and unappeallable judgment of a court having competent jurisdiction.

SECION 15

ASSIGNMENT

15.1. Neither Party may assign and/or transfer any rights and obligations under this Agreement without the other Parties´s written consent.

SECTION 16

APPLICABLE LAW AND JURISDICTION

16.1. The execution, construction and performance of this Agreement and the obligations and rights arising herefrom shall be governed by the laws of the Republic of Argentina.

16.2. For all legal purposes originated in or related to this Agreement, PEISA and REPSOL agree to submit to the jurisdiction of the National Ordinary Courts in Commercial Matters of the City of Buenos Aires, waiving any other applicable venue or jurisdiction. Notwithstanding the foregoing, if REPSOL institutes proceedings as plaintiff, it may select any other competent court or tribunal to settle any disputes.

16.3. PEISA (i) irrevocably and unconditionally waives, to the fullest extent permitted by the applicable legal and regulatory provisions, (y) its rights to request REPSOL to post a security or bond for court costs ("cautio judicatum solvi"), and to file any similar defense or motion in any action and/or proceeding against any REPSOL in respect of any proceeding and/or action and/or lawsuit pending or filed in connection with this Agreement and (z) the right to peremptorily challenge the judges of any competent court in any proceeding and/or action and/or lawsuit pending or filed in connection with this Agreement and (ii) accepts that a final judgment passed in any such action or proceeding may be enforced in other jurisdictions by execution of judgment or in any other manner provided for by law.

SECTION 17

SEVERABILITY

17.1. The court declaration of annulment, invalidity, unenforceability or lack of binding effect of one or more provisions hereof or a part of any such provisions shall not affect the full validity and binding effect of the remaining parts of said provisions and/or of the other provisions of this Agreement, that shall remain in full force and effect as between the Parties.

17.2. In the case described in the preceding paragraph, the Parties shall provide for alternative provisions to attain their intended purposes to the fullest extent permitted by law, and comply with the annulled, invalid, unenforceable or not binding provisions as similarly as possible to their initial intention.

SECTION 18

DOMICILES

18.1. To all legal effects hereof, PEISA, the Company and REPSOL establish domicile at those addresses indicated above where all communications, summons, subpoenas, claims, demands and notices, whether judicial or extra-judicial, required in respect of this Agreement shall be considered valid and effective:

If to PEISA: [●]

If to REPSOL: [●]

If to the Company [●]:

18.2. Said domiciles shall remain effective until replaced by another domicile in the City of Buenos Aires, Republic of Argentina informed to the other Parties by sufficient notice given five (5) Business Days before the intended effective date of such notice.

18.3. Any summons, demand, claim, subpoenas, notice, consent, request or any other communication to be delivered or served hereunder shall be in writing. Any notice, requirement or other communication may be delivered personally or by air courier, by certified mail with acknowledgment of receipt requested, demand letter, registered telegram or by any other sufficient means, addressed to the pertinent party at its domicile indicated in Section 18.1. or any new domicile informed in due time as established in Section 18.2. above and shall be considered effective upon receipt.

SECTION 19

MISCELLANEOUS PROVISIONS

19.1. This Agreement may only be amended by the Parties´ unanimous consent in writing. Any release and consent or approval of the Parties under any provision of this Agreement shall be effective only if expressed in writing, may be subject to any condition the respective Party may consider convenient to withdraw or amend at any given time, and shall only effective under the circumstances and for the purposes for which they were stipulated.

19.2. The rights and obligations of the Parties hereunder shall inure to the benefit of and shall be binding upon the Parties hereof, respectively, and their permitted and/or authorized successors.

19.3. Failure or delay by any Party to exercise any right, power, prerogative, privilege, action and/or remedy arising from and/or related to this Agreement shall not be considered a waiver thereof and the partial exercise of any right, power, prerogative, privilege, action and/or remedy shall not prevent any other exercise thereof or the exercise of any other right, power, prerogative, privilege, action and/or remedy arising from and/or related to this Agreement. The rights, powers, prerogatives, privileges, actions and/or remedies provided for herein are cumulative and not exclusive of any other power, prerogative, privilege, action and/or remedy provided for in any other legal provision.

19.4. This instrument represents the entire agreement between the Parties in respect of the matters described herein and therefore overrides any prior agreement, commitment, understanding and/or contract between the Parties, either oral or written, in respect of such matters.

SECTION 20

NEW SHARES

20.1. The Pledge shall also extend, automatically and by operation of law, to those shares PEISA may be entitled to receive in connection with the Shares during the effective term of the Pledge by reason of exchanges, revaluation, merger, spin-off or split-up of the Company, by reason of a new issue of shares in lieu of the shares owned by PEISA that are subject to the Pledge because the original issue was determined to be null and void for any reason and/or due to any other circumstances, the foregoing enumeration being merely illustrative and not restrictive (all such shares and certificates shall be referred to as the “Additional Shares”).

(Page for signatures)

In witness whereof, the Parties execute three 3 (three) counterparts of this Agreement on the date and at the place first written above.

_______________________

By PETERSEN ENERGÍA INVERSORA, S.A.U.

Printed name:

Title:

_______________________

By REPSOL YPF S.A.

Printed name:

Title:

YPF S.A. executes these presents to evidence its consent to the rights and obligations related to the Company.

_______________________

YPF S.A.

Printed name:

Title: